Co-Production and Co-Cooperation Agreement

This Co-Production and Cooperation Agreement is entered in this December 10, 2012 between 5th Sun Productions, LLC with offices at 343 Soquel Avenue #104, Santa Cruz, CA 95062 the owner and Executive Producer Synthesis 2012 with offices at (“Synthesis 2012”) and New Beginnings Concerts 2012, LLC with offices at 1000 Universal Studios Plaza, Orlando Florida 32819 (“NB2012”) and collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, Synthesis 2012 is producing the Synthesis 2012 event from Chitzen I and Piste Pueblo, Yucatan, Mexico and has certain television program content relating to the Mayan culture and relevance to December 21, 2012 equinox that Synthesis 2012 wishes to make available to NB2012; and

WHEREAS, NB2012 is producing a live streaming event on December 21, 2012 from the Orlando Florida and wishes to utilize certain portions of the Synthesis Live stream and previously recorded media content; and

WHEREAS, Synthesis 2012 and NB2012 wish to co-partner and cooperate to create mutual benefit to both the Synthesis 2012 and NB2012 events.

NOWTHEREFORE, in consideration of mutual promises and covenants contained herein, the sufficiency of which is acknowledged by both Parties hereto, the Parties agree as follows:

1.	Synthesis 2012 Services. Synthesis 2012 will license use of their live stream and pre-recorded content to NB2012 for use in their live stream broadcast. It is understood and agreed that the use of this content is for the live stream only and any additional use by NB2012 after the December 21, 2012 broadcast is subject to Synthesis 2012 approval at their sole discretion and written confirmation and additional agreements. Synthesis 2012 will credit NB2012 as a “Co-Production Partner” and provide BN2012 appropriate credit in the Syntheses 2012 program. Synthesis 2012 will provide NB2012 benefits comparable to benefits provided other lead NB2012s. Synthesis 2012 will make available to NB2012 program content to be used for a minimum of four “roll in packages”. The content for roll-in packages will be mutually agreed and designed to provide the Mayan cultural context to the December, 21 2012 events. Synthesis will include NB2012 in their website and future press, subject to approval of actual copy by NB2012. Synthesis 2012 will cooperate with NB2012 to produce additional content including but not limited to devoting as segment to NB2012 within their live stream with NB2012 may prove talent and content. This segment is subject to approval by Synthesis 2012, which approval will not be unreasonable withheld. Synthesis 2012 will facilitate NB2012 video taping at Chitzen Itza and Piste Pueblo under their existing permits.

2.	NB2012 Services. NB2012 will pay Synthesis 2012 $10,000. $5,000 will he due and payable within 2 business days of execution of this contract and the balance to be paid after Synthesis 2012 delivers to NB2012 media content for a minimum of 4, 3-5 minute roll in packages. It is understood and agreed that the second payment is expected to be paid prior to December 20, 2012. In addition NB2012 will use reasonable efforts to assist Synthesis 201:2 including assisting in providing additional production resources and performance talent. Any additional consideration or talent will be agreed to in writing in a separate agreement

3.	Term. The term (“Term”) of this agreement shall be from the date of execution until December 31, 2012.

1.	Indemnification.

a.	Synthesis 2012 hereby agrees to defend, indemnify, protect and hold NB2012, its affiliated entities, as well as each officer, director, employee, representative, agent, dealer, successor and permitted assign harmless, from and against any and all expenses, damages, claims, demands, suits, losses, actions, judgments, proceedings, liabilities, costs whatsoever (including but not limited to reasonable attorneys’ fees and costs) (“Claims”) arising out of (i) Synthesis 2012 breach, misrepresentation or non-performance under this agreement; (ii) negligence or willful misconduct of Synthesis 2012 or its agents and employees which arise out of Synthesis 2012 performance or non-performance under the terms of this Agreement; (iii) an accident, injury, property damage or death that occurs in connection Synthesis 2012 event, or other liabilities to third persons and their heirs, legal representatives, successors and assigns; (iv) Synthesis 2012 failure to comply with any applicable law, rule or regulation, failure to obtain any required broadcast rights for their program content with regard to the production and distribution of Synthesis 2012 event and related content (v) any payment owed by Synthesis 2012 to person or entities associated with production; or (vi) any and all Claims based on or related to any alleged infringing activity in connection with the operation of media distribution of Synthesis 2012 program and related media content licensed to NB2012.

b.	NB2012 hereby agrees to defend, indemnify, protect and hold Synthesis 2012, its affiliated entities, as well as each officer, director, employee, representative, agent, dealer, successor and permitted assign harmless, from and against any and all expenses, damages, claims, demands, suits, losses, actions, judgments, proceedings, liabilities, costs whatsoever (including but not limited to reasonable attorneys’ fees and costs) (“Claims”) arising out of (i)NB2012 breach, misrepresentation or non-performance under this agreement; (ii) negligence or willful misconduct of NB2C12 or its agents and employees which arise out of NB2012’s performance or non-performance under the terms of this Agreement; (iii) NB2012’s failure to comply with any applicable law, rule or regulation with regard to the production and distribution of NB2012 Concert (v) any payment owed by NB2012 to person or entities associated with NB2012 event.

2.	Trademarks. NB2012 may grant SYNTHESIS 2012 limited non-exclusive right to use trademarks, trade names, service marks, logos owned by NB 2012 (“NB2012 Marks”) during the Term. SYNTHESIS 2012 will have no interest whatsoever in the Marks and any such right shall, in any event, be expressly limited to The Synthesis 2012 event and related program and activities described in this Agreement This limited license granted hereunder is non-assignable and does not inure to the benefit of SYNTHESIS 2012. Synthesis 2012 may grant NB2011 limited non- exclusive right to use trademarks, trade names, service marks, logos owned by Synthesis 2012 (“Synthesis 2012 Marks”) during the Term. NB 2012 will have no interest whatsoever in the Marks and any such right shall, in any event, be expressly limited to New Beginnings December 21, 2012 event and related program and activities described in this Agreement. This limited license granted hereunder is non-assignable and does not inure to the benefit of NB2012.

3.	Force Majeure. For purposes of this Agreement, the term “Force Majeure” shall mean wars, riots, acts of God, such as floods, fires, or earthquakes, which are beyond the reasonable control of the party whose performance is delayed, prevented, restricted or interfered with in spite of such party’s reasonable efforts. In the event that a party is subject to Force Majeure, then such party shall not be responsible for any delay or failure of performance of this Agreement for such length of time, provided that such failure to perform does not exceed twenty (20) days, provided, however, that (a) such party gives the other party prompt notice of the occurrence (b) such parly takes reasonable steps to avoid or remove such :cause or circumstance on nonperformance, to the extent reasonably possible (c) such party continues performance whenever and to the extent such cause or circumstance is removed.

4.	Notice. Any written notice to be given by either party to the other may he affected by personal delivery, or overnight courier service, or by registered or certified mail, postage prepaid and return receipt requested. Notices shall be deemed received on the date of delivery, if received by 5:00 PM, or otherwise will fall to the following business day.

5.	Laws Governing. This Agreement shall he governed by the Laws of the State Florida. Any action brought to enforce or interpret this Agreement shall be filed and determined in Orlando, Florida.

6.	Entire Agreement. This Agreement, together with Exhibits attached hereto, constitute the parties entire agreement with respect to the subject matter of this Agreement and supersedes all prior statements or agreements, both written and oral. This Agreement may only be amended by a writing signed by both parties.

Therefore, the parties hereto have caused this Agreement to be executed by their fully authorized representatives as the date written above.

Agreed to and Accepted By:

/S/ ARMANDO ALMIRALL			/s/ Krista Hand
New Beginnings 2012, LIC			5th Sun Productions, LLC

By:	ARMANDO ALMIRALL	By:	Krista Hand
		It’s:	Executive Assistant

		For:	Michael DiMartino
its:	PRESIDENT/CEO	Its:	Owner/Executive Producer

	12-10-2012		December 10, 2012